Exhibit 4.19

The December, 2021, edition

Working capital loan contract

No.: Xingyin XiBranch 20225029

Lender: Industrial Bank Co., Ltd., Xiamen Branch

Address: Xingye Building, No.78, Hubin North Road, Xiamen City

Legal representative / Person in charge: You 5

Borrower: Xiamen Pupu Culture Co., LTD

dwelling place: Unit 836, No.5 mucuo Road, Huli District, Xiamen city

Legal representative / Person in charge: Huang Zhuoqin

Place of contract signing: Siming District, Xiamen City

Signing important tips

To protect your rights and interests, please read this contract carefully and check and confirm before signing the following:

one, You and your company have the right to sign this contract, you and your company have obtained full authorization; in the processing of personal information, you and your company have obtained the personal information of the bank;’

two, You and your company have carefully read and fully understood the terms of the contract, and paid special attention to the content of the responsibility, exemption or reduction of Industrial Bank and personal information processing, as well as the content of the black font part;

three, You and your company have misinterpreted the meaning of the contract terms and the corresponding legal consequences, and are willing to accept these terms;

four, You and your company have taken special note of the provisions that you and your company should use credit funds for the purposes agreed in the contract, and the misappropriation of credit funds (including but not limited to the purchase or investment of real estate of credit funds, etc.), And the letter of commitment to Industrial Bank, And you and your company have fully known and understood, Industrial Bank will take such measures as the misappropriation of credit funds, such as collecting loans in advance, stopping issuing the unissued loans / financing under this Contract, stopping paying the unpaid loans / financing, reducing or stopping the credit granting, and investigate you and your company for their legal liabilities;

five, By signing this contract, you and relevant individuals agree and authorize Industrial Bank to handle the personal interest value of you and relevant individuals and keep it according to the time limit stipulated by Industrial Bank; You and the relevant individuals have become aware of the right to know, the right to know, the right of decision, the right to withdraw consent, the right to restrict or reject the right of the third party, Industrial Bank has provided informed, decision and other services for personal information processing in a variety of ways (including but not limited to on-site notification); If you and the relevant individuals intend to withdraw, restrict or refuse the processing of personal information, It may be handled in accordance with this contract or the management procedures of Industrial Bank;

six, The contract text provided by Industrial Bank is only a model text, and there are blank lines after the relevant terms of the contract, and “supplementary terms” are added at the end of the contract for all parties to modify, supplement or delete the contract;

seven, If you and your company have any questions about this contract, or you and your company find that the contract and the business charges under the contract are illegal, please call the Industrial Bank or directly to the Industrial Bank branch to complain or consult, contact number: Ershu 61                                                -

Upon the application of the borrower, the lender agrees to grant the working capital loan to the borrower. In order to clarify the rights and obligations of both parties and abide by the credit, the parties hereby enter into this Contract in accordance with the relevant laws and regulations of the People’s Republic of China and through equal consultation. seven •;

The Lender and the Borrower confirm that the loan under this Contract belongs to the following conditions:

(I) This contract is for the borrower and the borrower / Year / month / day A signed No For               /                The “quota credit contract” (i. e., the general contract) sub-contract, this loan

The amount shall be included in the credit line under the Credit Line Contract. Among them, the amount of foreign currency loan shall be converted into the central parity announced by the lender on the date of signing and included in the credit line.

(II) This Contract is an independent legal text signed by the Lender and the Borrower.

The first definition and interpretation

Unless otherwise agreed in writing by the parties, the following terms shall be defined and interpreted as follows:

one, “Working capital loan” means that the borrower applies to the lender for the borrower’s daily use Local and foreign currency loans for production and operation turnover.

two, “Creditor’s right”, or principal creditor’s right, means that the borrower (debtor) proposes to the lender (creditor)

For the application, the creditor’s rights formed (including principal, interest making, compound interest, liquidated damages, damages, expenses of the principal, penalty interest, etc.) by the financing of the creditor to the borrower. The creditor’s rights against the borrower owned by the Lender under this Contract shall be the same as the borrower’s debts to the Lender under this Contract. \

“The expenses for the creditor to realize the creditor’s right” refers to the litigation (arbitration) fee, attorney fee, travel fee, travel fee, execution fee, preservation fee and other expenses for the realization of the creditor’s right paid by the lender through litigation, arbitration, or application for the execution certificate three, Article 5 of this contract are defined and explained as follows:

“Fixed interest rate” means the interest rate that remains unchanged during the term of the loan, or the interest rate between the actual issuance of each loan and the maturity date of the loan under this Contract

“Floating rate” means the interest rate which varies during the term of the loan at the period and range agreed by the parties.

“Floating cycle” means the frequency of changes in the borrowing rate agreed upon between the borrower and the borrower. In a floating cycle, the borrowing rate is calculated and determined by the pricing benchmark interest rate according to the pricing method agreed in the contract, and the borrowing rate remains unchanged during the floating cycle; when one floating cycle expires and ■ enters the next floating cycle, the borrowing rate is calculated and determined by the pricing benchmark rate of the new floating cycle according to the pricing method agreed in the contract, and the borrowing rate remains unchanged during the floating cycle. ,* burden,

“Pricing benchmark interest rate” refers to the interest rate standard used to determine the loan interest rate of this Contract, including but not limited to the quoted interest rate published by China or relevant countries, regions and markets, such as LPR, SHIBOR, SOFR, SOFR term interest rate, € STR, SONIA, TSRR, TONA. SARON, HIBOR, SIBOR, the central bank’s RMB deposit benchmark interest rate, etc.

“LPR” means the quoted interest rate in the loan market calculated and published by the National Interbank Lending Center authorized by the People’s Bank of China. In accordance with banking practice, the parties agree to determine the pricing benchmark rate rule under this contract as “1 day LPR, in which is the day when the borrowing rate is determined and” TT is the working day before the day.

“SHIBOR” refers to the Shanghai interbank offered rate applicable to the National Interbank Offering Center on the same day. “

“SOFR” means the guaranteed overnight financing rate in US dollars. In accordance with banking practices, both parties agree to determine the pricing benchmark interest rate rule under this contract as “5 days SOFR, in which” T “is the day on which the borrowing rate is determined and” is the first five working days of the day.

“SOFR Term Rate” refers to the CME forward mortgage financing rate in the US dollar currency. In accordance with banking practice, the parties agree to determine the pricing benchmark interest rate rule under this contract as ” 2-day sofr term rate, in which, uThe r is the day the borrowing rate is determined, and the “2” is the first two working days of the day *

“€ STR” refers to the euro short-term interest rate and the euro currency. In accordance with banking practice, the parties agree to determine the pricing benchmark rate rule under this contract as T-5 B € STR, where the borrowing rate is determined; the first five jobs of the day

“SONIA” refers to the overnight average of sterling, the currency of sterling. According to banking practice, both parties one, {Hao Xiang will determine the pricing benchmark interest rate rule under this contract as T-5 0 SONIA, in which “T” is the day when the borrowing rate is determined, and “5” is the first working day of the day.

“TSRR” refers to the maturity rate of the sterling overnight average index in sterling. In accordance with banking practices, both parties agree to determine the pricing benchmark interest rate rule under this contract as “2 day TSRR term rate, in which” T “is the day when the borrowing rate is confirmed, and 2 noon” is the first two •’ on the day

“TONA” refers to the average overnight interest rate and the currency is yen. In accordance with the banking practice, the parties agree to determine the pricing benchmark rate rule under this contract as “5 0 TONA; in M,” T “is the day when the borrowing rate is determined and” “5” is the first five working days of the day.

“SARON” refers to the Swiss overnight rate in the Swiss franc currency. In accordance with banking practices, both parties agree to determine the pricing benchmark interest rate rule under this contract as “SARON on 5 days, in which” T “is the day when the borrowing rate is determined and” 5 ” is the first 4 working days of the day.

“HIBOR” means the interbank Hong Kong dollar lending rate in Hong Kong financial markets. In accordance with banking practices, both parties agree to determine the benchmark pricing rate under this contract as HIBOR on T-2, in which “T” is the day when the borrowing rate is determined and “2” is the first two working days of the day.

“SIBOR” means the Singapore interbank offered rate in the Singapore dollar only. According to banking practice, the Parties agree to determine the pricing benchmark rate rule under this Contract as T-day SIBOR 2, in which,UV is the day when the loan interest rate is determined, and “2” is the first two working days of the day.

The benchmark interest rate of RMB deposits refers to the benchmark interest rate announced by the People’s Bank of China and applicable on the same day.

According to the applicable pricing benchmark interest rate rules under the contract, the li “LPR”, “SHIBOR”, “SOFR”, “SOFR term interest rate”, “€ STR”, “SONIA”, “TS” TONA “,” HIBOR “,” SIBOR “and” RMB deposit benchmark interest rate ” shall be subject to the query results of the core system of Industrial Bank. The determination date of the loan rate may be the actual issuance date, the contract signing date or the date of repricing.

“Loan interest rate” refers to the contract execution interest rate ° formed by the floating number of points on the basis of the pricing benchmark interest rate on the determination date of the contract loan interest rate:

four, “Major transaction” stipulated in Article 13 of this contract means (including but not limited to): any certain to occur or potential will seriously affect the basic structure of the company of the borrower, shareholder changes, contingent liabilities, cash flow, profitability, company core trade secrets, core competitiveness, important assets, the company’s major debts, debt repayment ability, ability to perform the contract, or the lender and / or the borrower considers to constitute a major transaction.

five, Article 13 of this contract agreed “major event” refers to (including but not limited to): any certain or potential will seriously affect the borrower company senior management personnel to perform their duties, engaged in the core, heart business staff employment and termination, company core business secrets, company core competitive ability, basic frame, company, shareholders, company or liabilities, company existence, the legitimacy of the company engaged in the business,the company, the company development, company, company profitability, company repayment ability, the company ability to perform this contract, And other events q’i which the Lender and / or the Borrower considers to constitute a material event six, “Working days” in this Contract means the working days outside the statutory holidays and weekends in China (excluding Hong Kong, Macao and Taiwan).“Business Day” in this Contract refers to the business day of the Lender’s bank. During the performance of this contract, if a withdrawal and repayment date is a non-business day, it shall be postponed to the next business day.

Article 2 Amount of the loan -Admidia 3

The lender agrees to lend to the borrower (in currency) RMB (amount in words) five million yuan whole。

Article 3 Purpose of the loan

This loan is used for Payment service fee, etc , Without loan With the written consent of the payee, the borrower shall not divert the loan for other purposes.

Article 4 The term of the loan is wide’

one, The term of the loan is, one hundred and two months, from 1 to 2 in 2022.

two, In case of a one-time loan, the loan date shall be the actual issuance date recorded in the IOU and the loan voucher. If the actual issuance date is later than the issuance date of the loan recorded in the preceding paragraph, the maturity date of the loan shall be extended accordingly.

The borrower shall apply to the Lender for the withdrawal procedures within three working days before the withdrawal of each installment or at any other time required by the lender in writing.

If the borrower fails to withdraw the loan according to the above agreed partial use term and amount, the lender has the right to require the borrower to pay ‰ of the loan amount that should be withdrawn in the current period as liquidated damages. If the borrower belongs to the small and micro enterprises conforming to the provisions of the national systems and policies, it shall not receive the liquidated damages. / Xi, the lender shall pay the loan funds in accordance with Article 7 hereof under the conditions that the withdrawal is made as stipulated in Article 6 hereof.

five, The lender has the right to appropriately adjust the loan use plan according to whether the loan meets the provisions of relevant laws, regulations and policies, the preconditions for the withdrawal, the payment conditions of the loan funds, the signing of the guarantee procedures and other factors, and other factors deemed necessary by the Lender.

six, If the loan is used in different times, the date of each loan shall be subject to the actual issuance date recorded in the loan IOU and the loan voucher, and the same maturity date shall be implemented, that is, the loan issued separately shall have the maturity date determined by the loan IOU or the loan voucher as the same maturity date seven, If the lender receives the loan in advance according to the circumstances agreed herein, the maturity date of the loan shall be deemed to be in advance accordingly.

Article 5 The interest rate and interest,

1. Loan rate (refers to the annualized interest rate, the same below)

(1) The pricing benchmark interest rate shall be implemented in accordance with the following provisions (I):

(I) LPR one-year term level.

(two)SHIBOR/                                Term grade.

( ) The SOFR.

(five)€STR.

(six)SONIAo

(Wood) TSRR /                               Term grade.

(eight) TONAo

(nine) SARON.

(ten)HIBOR/                               Term grade.

(eleven) SIBOR                               Term grade.

(XII) The benchmark interest rate of RMB deposits of the central bank / A term level.

Among them, the RMB fixed rate loan a remote LPR as the benchmark interest rate. The pricing benchmark interest rate shall be used in accordance with Article 1 ” Define and interpret the currency range defined by the medium pricing benchmark interest rate.

(two) Borrowing rate peer formula: borrowing rate = pricing benchmark rate + / industry% or /%.

(three) The loan rate shall be subject on the following (I):

(I) Fixed interest rate. The interest rate is listed below A-Method:

A 、 The loan interest rate shall be determined according to the benchmark pricing rate and pricing formula of the actual issuance date, and the interest rate shall remain unchanged between the actual issuance of each loan and the maturity date of the loan under this contract.

B 、 According to the pricing benchmark interest rate and the pricing formula, the fixed interest rate of borrowing is annualized profit Rate /%. In case of the adjustment of the pricing benchmark interest rate on the actual issuance date, the plus or minus point value in the pricing formula shall be adjusted accordingly, and the above annualized interest rate agreed in this contract shall remain unchanged. —

(II) Floating interest rate. The borrowing rate is determined according to the benchmark pricing rate and pricing formula of the actual issuing date and repricing date, and the interest is calculated in stages. The reset date shall be conducted in the following / -ways:

A 、 The floating period is / (Month / quarter / half a year / year), since the actual loan is issued for every full one The corresponding 0 of the cycle is the contract repricing date, and the no corresponding day of the month is the last day of the corresponding day of the month.

B 、 Use of SOFR, € STR. SONIA, TONA, SARON as the pricing benchmark interest rates on each interest date (i. e., each natural day during the loan period) as the contract repricing date.

(Volume) Other rate rates:                       /                       。

(four) The corresponding pricing benchmark interest rate for the loan used under this Contract shall be set on the actual issuance date (or as the repricing date, if any). During the loan period, unless otherwise agreed in the contract, if the loan interest rate is adjusted according to the contract, no M shall be notified to the borrower.

(five) Loan under this contract, in case of our country or the relevant countries / region cancel pricing benchmark interest rate under this contract, or the market no longer published pricing benchmark interest rate, or regulatory requirements, the lender has the right to China or the relevant national / regional interest rate policy in the same period, according to the principle of fairness and integrity, and refer to industry practices, interest rate status, to determine the borrowing interest rate to notify the borrower. If the borrower has any objection, it shall negotiate with the lender. If the negotiation fails within five working days from the date when the lender issues the notice, the lender shall have the right to collect the loan in advance, and the borrower shall immediately pay off the remaining principal and interest of the loan. If at that time the loan

If the person requests or the national and regulatory policies require the borrower to sign a supplementary agreement on the relevant matters, the borrower shall cooperate.

2. Loan interest repayment method

(one) Calculation of borrowing interest. The interest of the principal of local and foreign currency loans shall start from the date when the lender transfers it to the borrower’s account as agreed herein. Loan daily accrued interest Zibo day loan balance X day interest rate. The conversion of daily interest rate and annual interest rate shall be implemented in accordance with the regulations of the People’s Bank of China and international practices.

(two) The repayment method of loan interest shall be implemented in accordance with the following provisions (I) provisions:

(I) The loan stipulates that the 21st day of each month (month / quarter end/ half month / end of the year) is the interest payment date. The borrower shall pay the interest of the current loan to the Yue payer on the interest payment date and settle the remaining principal and interest when the loan is due. individual:’

(II) From the interest payment date of each period of the actual full / (month / quarter / half year / year) (the last date of the corresponding date is the corresponding date of each month), the borrower shall pay the interest of the current loan to the lender on the interest payment day and settle the remaining principal and interest when the loan is due.

( ) The first # interest payment date is 1 / day / year / month, and the corresponding date of each full / (month / quarter / half year / year) (the last date is the corresponding date) is each period. The borrower shall pay the interest of the current loan to the lender on the interest payment date and settle the balance when the loan is due.

<(4) Other means of repayment: ___________________L_______________ 。

Three, penalty interest and compound interest “On eight (_) If the borrower does not use the loan according to the purpose agreed herein, From the date of the appropriation, The lender has the right to collect the penalty interest on the misappropriated loan, The penalty interest rate is the borrowing interest rate floating su _%; If the borrower fails to repay the payment and fails to reach an agreement with the lender on the extension, That is, if the loan is overdue, From the date of delay, The lender has the right to collect the penalty interest on the borrowing of steel, The penalty interest rate is 5_0-%; For interest not paid on time (including interest before the loan expires and after the loan expires, penalty interest and penalty interest), The Lender has the right to compound the interest rate for the loan agreed herein, If the same loan is overdue and not used for the purpose agreed in the contract, The penalty interest rate is calculated at the higher rate.

(two) If the borrowing interest rate adopts fixed interest rate, the W penalty interest rate is also fixed interest rate, the penalty interest rate is also floating interest rate. The dynamic period is consistent with the floating cycle of the borrowing rate.

(three) The calculation and collection method of penalty interest and compound interest shall be implemented in accordance with the loan interest repayment method agreed by the gu.

Article 6 Prerequisite for withdrawal

1. The Borrower shall not meet the following requirements of the Lender for the withdrawal under this Contract

(I) The Borrower has served the following documents by the depositor, and the circumstances specified in the documents are unchanged and valid, or the Borrower ^ has made an explanation and explanation of the change to the satisfaction of the Lender:

1. The main contents of the loan application form include but are not limited to: the name of the loan project, the amount, the purpose, the term, the repayment plan and the repayment source, etc.;

2. Borrower valid business license, the company’s articles of association, loan card and password / credit code, in the administrative department for industry and commerce registration of the legal representative and the members of the board and principal, finance director, single and signature sample, legal representative or its authorized representative of glass identification documents, legal representative or its, authorized representative and relevant natural person agree to collect its personal information written documents, the lender deemed necessary other company documents;

3. The borrower in accordance with the legal procedures, and a quorum of directors or shareholders voted, true, legal and effective about agreed to apply to the lender under this contract and clear loan purpose and accept the requirements of the lender of the board of directors or the shareholders’ committee resolution or the lender deemed necessary other documents;

4. The annual report of the recent three years recognized by the lender (with the audit report and notes), the financial statements of the latest period and the same period of last year, the borrower established for less than three years, shall submit the annual statements since its establishment;

5. Associated enterprise information;

6. In applying for temporary working capital loan, the relevant contract, vouchers or materials such as the purchase contract, order contract and debt certificate shall be provided;

7. The guarantee contract above shall be effective;

8. If the case requests the lender to cover the offset / pledge, the insurance procedures of the lender as the first beneficiary have been completed and the original policy has been submitted to the lender for deposit; and the insurance remains valid; if the borrower provides the offset / pledge, the borrower hereby transfers the insurance claim to the lender as a result of the insurance event;

9. Enterprises in special industries shall provide the production and operation license or enterprises issued by the competent department to approve the special industry Industry Qualification level certificate; Factory’ 1 wide

10. If either party to this contract requires to handle notarization and other procedures, the relevant notarization procedures have been completed;

11. The borrower has opened an account at the Lender as required by the Lender, and voluntarily accepts the credit supervision and the supervision of the Lender for payment and settlement;

12. When applying for foreign exchange loan, the borrower shall provide valid proof of the purpose of foreign exchange loan and the approval of the relevant authorities, and comply with the relevant foreign exchange administration policies;

13. VAT, business tax and income tax returns required by the Lender;

14. The borrower has issued a letter of commitment for the purpose of the credit funds as required by the lender;

15. The borrower and the relevant natural person have issued a written document approving the Lender to handle its personal information as required by the Lender;

15. Other documents, statements, vouchers and other materials required by the lender.

(two) The borrower shall be established in accordance with the law, and the production and operation are legal and compliant, with the ability of continuous operation and legal

The source of repayment; c

(3) The purpose of the loan is clear, legal and compliant; 、’

(four) Article 11 hereof, the statements and commitments made by the Borrower shall remain true and valid; no event of default or potential event of default on the date of application;

(five) The borrower has completed the IOU or loan certificate related to the loan. The IOU or loan certificate is an integral part of this Contract and has the same legal effect as this Contract. If the loan amount, loan term, and loan interest rate under this Contract are inconsistent with the IOU or loan certificate, the record of the IOU or loan certificate shall prevail;

(six) The borrower has good credit status and no major bad record; if the borrower is a new person, its controlling shareholder shall have good credit status (the borrower shall provide the written document that the natural person controlling shareholder agrees with the lender to collect and process its personal information) and have no major bad record;

(seven). Other prerequisites for the withdrawal required by others.

II. The Lender’s performance of its obligations under this Contract is subject to the satisfaction of the withdrawal conditions stipulated in this Treaty. The apologist has the right to unilaterally decide to reduce or waive the partial withdrawal prerequisite, and the borrower or the guarantor shall not take such condition as a cause to defend the lender.

-III. The Lender has the right to adjust the loan issuance according to whether the financing project meets the provisions of relevant laws, regulations and policies, the withdrawal preconditions required by the lender, the signing of the guarantee contract and the handling time of the guarantee procedures.

four, The Borrower hereby agrees that: after the signing of this Contract, if the withdrawal of the Borrower does not meet the conditions for the payment of the loan funds agreed herein, the Lender has the right to stop the loan, pay the loan funds or terminate the loan Contract, and the liabilities or losses arising therefrom shall be borne by the Borrower. The lender shall notify the borrower of the termination of the contract. The objection period of the borrower shall be five working days, counting from the date when the termination notice is delivered to the borrower in the manner agreed herein. If the borrower fails to raise an objection, the contract shall be automatically terminated upon the expiration of the objection period. If the borrower has any objection but the two parties still fail to negotiate within five working days after the expiration of the objection period, the lender shall have the right to collect the loan in advance as agreed herein.

five, If the borrower meets the preconditions for the withdrawal as agreed herein, the lender shall pay the loan funds in accordance with Article 7 hereof “.

Article 7 Account monitoring and payment of borrowed funds

1. Account Monitoring by Ling *

In accordance with the requirements of relevant national laws and regulations and regulatory system, the borrower promises to meet the withdrawal preconditions stipulated in the contract before applying for the loan, and accepts the lender to supervise the use of the loan funds according to the agreed purpose. The lender shall have the right to account for the basic deposit account, general deposit account and special deposit account opened by the borrower Household monitoring, and supervise and control the issuance, payment and repayment of borrowed funds according to the way agreed in the contract

The Borrower specifies the following accounts as a special fund withdrawal account and timely provides the fund inflow and exit of the account:

Account name: Xiamen Pupu Culture Co., Ltd. [*]

bank of deposit: Industrial Bank Xiamen Branch business Department The lender may, according to the borrower’s credit status and financing situation, negotiate and sign another account management agreement with the borrower, and clearly agree on the management of the inflow and exit of the collected funds from the designated account. The lender has the right to recover the loan e ” in advance according to the withdrawal of the borrower’s funds

2. Payment of the borrowed funds

(one) The lender has the right to manage and control the payment of the loan funds by the party entrusted by the lender or independently paid by the borrower

1. “Entrusted Payment” by the Lender means that the borrower authorizes the lender to pay the borrowed funds to the borrower’s counterparty in accordance with the purposes agreed herein.

If the entrusted payment method is adopted by the lender, the borrower shall provide the relevant transaction materials conforming to the purpose agreed herein prior to the issuance of the loan funds, and promptly pay the loan funds to the borrower and the borrower’s counterparties through the borrower’s account.

If the entrusted payment method of the lender is adopted, after the loan funds are paid to the counterparty of the borrower, if the loan funds are returned due to the cancellation, dissolution or invalidation of the basic transaction contract, the lender shall have the right to collect the returned loan funds in advance in accordance with Article 12 of this Contract.

2. The borrower’s “independent payment” means that the borrower independently pays the borrower to the borrower’s counterparty after the lender issues the loan funds to the borrower’s account.

If the borrower’s independent payment method is adopted by the borrower, the borrower shall summarize and report the payment situation of the loan funds to the lender regularly, and the lender has the right to check whether the loan payment conforms to the agreed purpose by means of account analysis, voucher inspection and on-site investigation.

(two) Entrusted payment

Entrusted payment of the lender shall be used in any of the following circumstances:

1 The new credit business relationship between the borrower and the lender and the internal rating of the borrower at the lender is below B3 (inclusive), “Newly established credit R relationship” means the credit business relationship with the borrower for the first time or no credit business relationship within 2 years;

2. Working capital borrowing used for replacement;

3. The payment object is clear or the single payment amount exceeds RMB 10 million yuan (inclusive) (for foreign currency loans, it shall be converted at the central parity rate published by the lender on the date of payment);

4.	other: _______________________________/o

(3) in the process of loan issuance and payment, the borrower in the following circumstances, should be required according to the lender supplementary loan issuance and payment conditions, the lender has the right to adopt more strict loan issuance and payment, piece, and have the right to stop the loan funds and payment, according to the second paragraph of article 14 of this contract to adopt the corresponding measures:

1.	Decline in credit status; ’

2.	The profitability of the main business is not strong;

3.	Abnormal use of borrowing funds;

4.	Other circumstances considered by the lender.

Article 8 Repayment of the principal and interest of the loan, one

1. The loan CICC under this contract shall be repaid as follows in part (II): (I) To repay the loan principal in installments, the amount and date of repayment are as follows:

                               Return / year / month / day / Ten thousand yuan; / year / month / day repayment /

_____________________________Wan Yuan;

Return / year / month / day / Ten thousand yuan: / year / month / day repayment

A _ turbulence”                                      Wan Yuan; . 5”

a surname Return / year / month / day / Ten thousand yuan: / year / month / day repayment /

——                        — Wan Yuan;

                                    Return / year / month / day /Ten thousand yuan; / year / month / day repayment /

                                                                                         Wan Yuan;

If the lender adjusts the plan of the loan, the repayment period and amount of the loan agreed in this clause remain unchanged, the borrower shall return the loan principal on schedule. “

(II) On the loan day, the loan principal shall be repaid in a lump sum. 「,

( # ). Other ways of repayment of the loan principal:

two, The Borrower shall repay the Contract in full and on time to the lender on the repayment date and coupon payment date agreed herein Principal and interest under loans. Qin 3 three, If the repayment date is the business day of the non-lender, the repayment shall be postponed to the next business day of the lender, and the business day of the non-lender shall be included in the actual occupied days of the loan. When the borrower repays the principal of the last loan, the interest shall be paid along with the principal and shall not be subject to the interest payment date stipulated in Article 5 hereof.

four, If the borrower fails to repay the loan under the loan contract on time and needs to extend the repayment, it shall submit a written application for the loan extension to the lender one hundred days before the maturity date of the loan. If the loan is examined and agreed by the lender, both parties shall separately sign the Loan Extension Contract as a supplementary contract to this contract.

five, prepayment

The borrower shall repay the loan principal and interest for the 0 period agreed in this contract.

If the borrower requests to repay the principal and interest of the loan in part or entirely in advance, it shall notify the lender in writing within working days in advance and obtain the written consent of the lender. With the written consent of the lender, after the borrower returns part of the principal and interest of the loan in advance, it shall negotiate with the lender to determine the subsequent repayment period number, repayment time and repayment amount. The loan principal returned in advance shall be calculated and charged according to the actual term of use and according to the loan interest rate agreed herein. The lender will not adjust the interest on the loan already collected before the prepayment.

If the borrower requests repayment in advance, the lender shall have the right to require the borrower to pay liquidated damages at /% of the amount repaid in advance. If the borrower is a small and micro enterprise that complies with the provisions of the national system and policies, it shall not charge this liquidated damages

Six, if the borrower did not fulfill its obligations as agreed in this contract, the borrower here irrevocably authorized the lender without judicial procedures can open directly from the borrower in the lender and industrial bank all branches and subsidiaries of any account deductions, including but not limited to the loan principal and interest (including principal, interest, penalty interest, compound interest), liquidated damages, damages, the lender of creditor’s rights, etc. The borrower agrees to the lender has the right to decide the specific order, if the account of money and loan currency, loan, the money has the right to deduct the day of the lender announced the parity into loan currency, this agreed, what account if involved in financial products or structured deposits and other products, the borrower here irrevocably authorized, the lender has the right to directly for related product redemption application or take other necessary measures to ensure that the lender smoothly deduct the above payments, the borrower shall provide all necessary cooperation. “

Article 9 Guarantee

I. The guarantee contract includes but is not limited to the following contracts:

(1) Maximum Amount Guarantee Contract of XingyinBranch No.20215013 “” (Contract name), the guarantee method is                                                                   warrandice                                           , security For                       Huang Zhuoqin                        ；

(Two shuo number          L                              and so on 《            L                                》(agreement Name), and the guarantee method is provided for                                     L , security For                                              L                                                    ；

(three)                        number              /                                     and so on &             1                     “Ling with Name), and the guarantee method is provided for                                 L , security For                                       /                                                  ；

(four)                          number                                      and so on « _ L》(agreement Name), and the guarantee method is provided for                 /             ,   security For                                      L                                 ；

(five)                           number              /                                       and so on 《 / 》(agreement Name), and the guarantee method is provided for                               L , security For                                    L                                               ;

(VI) No                    /                              and so on 《                                      »(agreement Name), and the guarantee method is provided for                            , security For                             L                                  ；

two, In addition to the above signed guarantee contract, in the event of exchange rate fluctuations or any other event in the opinion of the lender that may affect the performance capacity of the Borrower or the guarantor, the Lender has the right to require the Borrower to supplement the deposit or provide new guarantee and sign the relevant guarantee contract, and the Borrower shall cooperate as required by the Lender.

three, The Lender has the right to temporarily not to perform the obligations under the contract and the guarantee procedures are completed.

Article 10 The rights and obligations of both parties

1. Rights and obligations of the lender

(I) The Lender’s rights:

1. Have the right to require the borrower to provide true information, including personal information, etc.;

2. The borrower has the right to repay the principal and interest of the loan on schedule;

3. Have the right to require the borrower to provide various information related to the loan?

4. Initial understanding of the borrower’s production and operation and financial conditions;: wide

The right to supervise the borrower’s use as agreed herein provide a loan;

6 .. Have the right to supervise the use of loans and make requirements;

7. Where the borrower bears the same types of debts to the lender, and the borrower’s payment is insufficient or may be insufficient to pay off all the debts, the lender shall decide the specific order of repayment or deduction at the time of repayment;

8. The right to directly deduct the principal and interest (including principal, interest, penalty interest, compound interest), penalty damages, damages, and expenses for the realization of the claims by the lender from any account opened by the lender and all branches and subsidiaries of Industrial Bank through judicial procedures, The borrower agrees that the lender has the right to determine the specific order of deduction, If the currency of the money in the account is inconsistent with the currency borrowed, The lender shall have the right to convert into the currency of the loan according to the central parity published by the lender on the day of deduction; Any account agreed in this paragraph involves financial products or structured deposit products, The Borrower hereby irrevocably authorizes the Lender to have the right to directly initiate the relevant product redemption application or take other necessary measures, To ensure that the lender smoothly deduct the above payments;

9. The Lender shall have the right to transfer all the claims and security interest hereunder to a third party at any time without the consent of the Borrower. If the Lender transfers the loan and security interest hereunder, the Borrower shall still assume all obligations hereunder;

10. The borrower fails to repay the loan principal and interest in accordance with the contract, or fails to implement the servicing, or violation of any obligations, the lender has the right to the borrower default breach information to the people’s bank and the establishment or approval of the credit bureaus and credit reporting system, or the banking association, banking supervision institutions or other administrative / Judicial / supervisory departments and established or approved information management system or the news media shall be submitted and cloak, dew, and adopt, collection, litigation, arbitration or apply to notarization certificate and other legal measures, with, when can adopt or combined with other banking financial institutions to reduce or stop credit, stop opening a new settlement account, stop the borrower’s legal representative / borrower new credit card joint disciplinary rights measures;

11. Have the right to unilaterally decide to collect the loan in advance according to the withdrawal of the borrower’s funds;

12. In the event of exchange rate fluctuations that the creditor considers may affect the security of its creditor’s rights, the debtor has the obligation to supplement the pledge guarantees such as margin as required by the creditor, or implement other risk mitigation measures approved by the creditor;

13. Be entitled to other rights stipulated by laws, regulations and rules or agreed herein.

(II) Obligations of the Lender:

1 .. Mai Shuang shall pay the loan funds according to this contract;

2. The financial, production and business conditions of the borrower shall be kept confidential, except in the following circumstances:

(1) Laws and regulations zhending; broad:q

(2) Regulatory authority regulations or requirements;

(3) Disclosure of the partners to the lender, etc

2. The rights and obligations of the borrower (one) The Borrower shall have the following rights:                                    -      <

1. Have the right to withdraw and use the loan from the Tsuen Department as agreed in this contract;

2. It shall have the right to require the lender to keep confidential the materials provided by it in accordance with the provisions herein.

(two) Borrower obligation                                                                           ’

1 .. It shall truthfully provide the documents required by the lender, including all the opening banks, account numbers, the balance of deposits and loans, as well as the relevant personal information, and cooperate with the lender’s investigation, examination and inspection;

2. To accept the supervision or inspection of the lender’s use of credit funds and related production and operation and financial activities, and timely take reasonable measures for the lender’s suggestions or requirements;

3. To use the loan for the purposes agreed herein, Not being used for other purposes, And guarantee not to be used for fixed assets investment; Do not borrow money to engage in equity investment; Not to be used for areas and purposes where the state is prohibited; No borrowing to buy or invest in stocks or securities, Futures, financial products and other financial products; Do not borrow money to buy real estate or engage in / invest in the real estate sector; Do not borrow money to engage in mutual lending activities between enterprises or between enterprises and individuals; No use of borrowing money to seek illegal income; Do not obtain credit funds through illegal means, Do not occupy or misappropriate the loans by other means; Do not borrow money to engage in other illegal activities or other areas in violation of national laws and policies; And areas that regulators prohibit bank credit funds;

4. According to article 7 of this contract, accept the account monitoring of the borrower and the payment management of the loan funds;

5 The principal and interest of the loan shall be repaid on time as agreed herein;

6. Without the written consent of the lender, the debts herehereunder shall not be transferred in whole or in part to a third party;

7. No registered capital reduction in any way; the subscription period of registered capital shall not be extended without the written consent of the Lender;

8. Before the borrower shall notify the lender in writing, division, equity transfer and obtain the written consent of the lender, and actively implement the guarantee measures for the repayment of the principal and interest of the loan hereunder in full and on time as required by the lender. The above major matters include but are not limited to: door <3”

(1) Applying for loans or liabilities from a bank or other third party, or providing loans to a third party, or providing guarantee for the debt of a third party, or other material increases in debt financing, affecting or may affect the repayment of the principal and interest of the loan;

(2) Make major changes in property rights and adjustment of operation mode (including but not limited to signing joint venture and cooperation contracts with foreign businessmen, Hong Kong, Macao and Taiwan, cancellation, closure, production, production, division, merger, merger, merger, reorganization, establishment or reconstruction into joint-stock company; foreign investment; fixed assets, trademark, patent, proprietary technology, land use right by leasing, contracting, joint operation and custody);

(3) The equity change shall reach /% (including but not limited to equity transfer, custody, escrow, pledge, etc.).

9. The Borrower shall communicate in writing within 7 working days from the date or possible date of the following occurrence Know the lender and actively implement the guarantee measures for the repayment of the principal and interest of the loan under this contract in full and on schedule as required by the Lender:

For the wide soil

(1) Major financial; T loss, asset loss or other financial crisis;

(2) Business suspension, revocation or cancellation of business license, application for or application for bankruptcy, dissolution and other circumstances;

(3) The controlling shareholder and other affiliated companies have a major crisis in its operation or finance, which affects its normal operation; one core source

(4) Any personnel change of the legal representative, director or senior management personnel of the borrower shall affect its normal nature Business; two                                           Times

(5) The guarantor’s equity has been changed to achieve % (Including but not limited to equity transfer, custody, Esccrow, pledge, etc.);                        . frightened *’

(6) Major related party transactions between the borrower and its controlling shareholders and other affiliated companies shall affect it Normal operation;

(7) Any litigation, arbitration or criminal or administrative penalty with significant adverse consequences on its operation or property invitation;

(8) The occurrence of other material matters that may affect its solvency.

10. At the request of the lender (such requirement requires advance notice to the borrower in a reasonable manner, unless due to default

Event of events or potential events of default or due to specific circumstances), allowing the representative of the Lender to perform the following activities during normal office hours:

(1) Visit the place where the borrower conducts its business activities;

(2) Check the borrower’s premises, facilities, factories and equipment;

(3) Query the borrower’s account book records and all other records;

(4) Ask the employees, agents, contractors, subcontractors of the Borrower who know or may know the relevant information required by the Lender.

11. The Borrower guarantees that during the loan period, the financial position of the current assets, net assets and liabilities, the current ratio of assets and assets are maintained within the following scope required by the lender:         。

12. For the collection letter or collection documents sent by the lender or otherwise delivered by the borrower, the borrower must sign for it and submit the receipt to the lender.

Article 11 Declaration and Commitment of the Borrower.

The Borrower voluntarily makes the following statements and commitments, and assumes legal liability for the truth of its content:

one, The borrower is a legal unit established and effectively existing in accordance with the laws of the People’s Republic of China and has full capacity for civil conduct. The Borrower warrants to provide relevant certificates, licenses, certificates and other documents required by the Lender as required by the Lender.

two, The Borrower has sufficient capacity to perform all obligations and obligations under this Contract and does not responsible

What instructions, the change of financial position, any agreement with any single battle to reduce or exempt its liability for payment.

three, The Borrower has the full authorization and legal rights to sign this Contract, the Borrower has obtained and completed the approval and all of the internal approval and authorization of the Contract, and all necessary for the approval, authority, authorization, authorization, approval, approval, approval, approval, authorization, authorization and other procedures required to sign this Contract are fully legal and valid.

four, The signing of this contract by the Borrower is fully in accordance with the relevant articles of association, internal decisions and the shareholders’ meeting

The resolutions of the board of directors and promise that such internal decisions, the meeting of shareholders and the resolutions of the board of directors shall fully comply with the provisions of national laws and regulations and the articles of association of the company, and shall not be invalid, invalid or revocable. This Contract shall not conflict with or contrary to any of the articles of association, internal decisions, resolutions of the Board of Directors, and the policies of the Borrower. . The clay staff wide five, Signing and performance of this contract is based on the borrower’s true intention. The loan financing complies with the requirements of laws and regulations, and the signing and performance of this Contract does not violate any laws, regulations, regulations or contract provisions binding on the Borrower. This Contract is legal, valid and enforceable. If this Contract is invalid due to defects in the rights of the Borrower in the signing and performance of this Contract, the Borrower shall immediately and unconditionally compensate the Lender for all losses six, All documents, financial statements and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate and effective, and continuously maintain all financial indicators required by the Lender.

seven, The Borrower agrees that the borrowing business under this Contract is to be bound by the provisions, practices and practices of the Lender. The lender has the right to recover the loan in advance according to the withdrawal of the borrower’s funds.

eight, Where the borrower bears the same types of debts to the lender, and the borrower is insufficient to pay or may be insufficient to pay off all the debts, the lender shall decide the specific order of repayment or deduction. nine, If the borrower did not fulfill its obligations according to the provisions of this contract, the borrower authorized the lender without judicial procedures can open directly from the borrower in the lender and industrial bank all branches and subsidiaries, any account withholding loan principal and interest (including principal, interest, penalty interest, compound interest), liquidated damages, damages, the lender of the lender of creditor’s rights, etc., the borrower agrees to the lender has the right to decide the specific order. If the account of money and loan currency, the lender has the right to deduct the lender on the day, the central price converted into borrowing money deduction, this agreement of any account involving financial products or structural products, deposits, the borrower this irrevocably authorized the lender to directly initiate the relevant production, product redemption application or take other necessary measures to ensure that the lender smoothly deduct the above payment, the borrower shall provide all necessary cooperation.

Ten, whether before or after signing this contract, such as the borrower will give any documents to the lender, the borrower guarantee the authenticity of all the documents, the lender will only to the transaction documents j surface authenticity decision, the lender to the borrower engaged in the specific transaction essence is neither involved nor know, ¥ does not bear any responsibility.

Xi. The Borrower confirms that, except for the circumstances disclosed in writing to the Lender, the Borrower has not concealed any of the following events that have occurred or will occur that may make the Lender refuse to grant the loan under this Contract:

(one) Debt and contingent liabilities assumed by the Borrower, including, but not limited to, any mortgage, pledge, liens and other debt encumbrance not disclosed to the Lender established on the assets or earnings of the Borrower;

(two) With the borrower or the main management of the borrower has a large violation of discipline, law or claim event

(three) The borrower bon the debt contract between the borrower and any other creditor piece;

(four)The Borrower has not incurred, nor has there been any pending litigation, arbitration or administrative penalty against him or the Borrower’s property, whether voluntarily or by a third party without any liquidation or closing or other similar proceedings against the Borrower;

(five) Other that may affect the borrower’s financial position and solvency. Xii. The Borrower undertakes to use the loan for the purpose as agreed herein, and will not use it for other purposes or for any other purpose as agreed herein. Accept and cooperate with the lender loan management and related inspection, cooperate with the lender to the borrower use the loan funds and the borrower production, camp, financial activities, material inventory, assets and liabilities, bank deposits, cash inventory, and so on and so forth of supervision, inspection and inventory or other lenders think necessary or appropriate requirements.falling-rising tone”

Xiii. Provide full, valid or other acceptable guarantees as approved by the Lender. If the security under this contract involves the real estate mortgage, When the borrower knows the information that the mortgaged house will be demolished, To perform the obligation of informing the lender in time; Where the mortgaged house are demolished, In the form of compensation for the exchange of property rights, The lender has the right to demand for the borrower to pay off the debts in advance, Or reset the mortgage and enter into a new mortgage agreement, Before the loss of the original mortgaged real estate and the new mortgage registration has not been handled, The guarantee party with the guarantee conditions shall be provided; For the demolition of real estate compensated by way of compensation,

The borrower requires the mortgagor to make the compensation for demolition by opening a special deposit account or a certificate of deposit, Continue to be the main, the claims to provide security.

The borrower shall not reduce its registered capital in any way. It shall not be transferred in part or in whole to a third party without the prior written consent of the Lender. Without the written consent of the lender, no debt of the Borrower and other creditors (except other branches of Industrial Bank) shall be repaid before the lender is fully repaid.

15. Timely notify the lender of major adverse matters affecting the borrower’s solvency, and obtain written consent from the lender before undertaking such major matters as merger, division, equity transfer, foreign investment and substantial increase in debt financing.

Sixteen, such as the lender for performing the obligations under this contract and the borrower or the borrower between any third party litigation or arbitration or other disputes, cause the lender to be involved in disputes between the borrower and any third party, the lender therefore pay litigation or arbitration fees, fees and other fees, shall be borne by the borrower.”°

17. Due to the settlement business under this contract, the borrower shall be handled through the settlement account opened by the lender.prosperous”

18. The borrower promises that the information published in the National Enterprise Credit Information Publicity System is true, complete, legal and effective, and promises to continue to allow the lender to inquire the information that the enterprise chooses to publicize or not to publicize in the system. If the lender requires the capital verification, the borrower agrees to conduct the capital verification according to the requirements of the lender and provide the capital verification report issued by a professional institution.

19, the borrower in this statement and authorization: the lender has the right to according to national laws and regulations and relevant policies for the necessary investigation of the borrower, including the national financial credit information base, according to the library for the borrower’s credit information, and according to the people’s bank of construction enterprises and personal credit work, the need of the relevant credit information to the national financial credit information database submitted, and here allows the relevant information within the scope of authorization is legal inquiries.

Twenty, the borrower in this statement and authorization: the lender has the right to according to the administrative / judicial / supervision departments, banking regulators, banking association, the needs of the information management work, the information about this contract, and other relevant information to the department, institutions and its established or approved information management system submitted, and here allow relevant information is legal inquiries.

21. If the Borrower breaches under this Contract or has circumstances that may endanger the realization of the Lender, the Lender shall have the right to require the subscription obligations of the Borrower to be maturity, and the Borrower undertakes that its shareholders shall subscribe capital in time as required by the Lender. The lender has the right to demand from the borrower and its shareholders not to pay dividends.

22. The Borrower promises that the transaction background of the loan business is true and legal, and that it is not used for illegal purposes such as money laundering.

Twenty-three, the borrower in this irrevocably commitment for violation of any obligations of this contract, the lender can be the borrower breach information to the people’s bank of China and established or approval credit bureaus and credit reporting system, or banking association, banking supervision institutions or other administrative / judicial / supervisory departments and established or recognized information management system or the news media shall be submitted and such.

At the same time, the borrower irrevocably authorizes the relevant banking association to share the borrower’s trust-breaking information among the banking financial institutions and even publicize it to the society in an appropriate way.

Borrower know the lender has the right to take various measures according to this contract, and know the lender has the right to take or late lender banking financial institutions have the right to jointly reduce or stop credit, stop opening new, settlement account, stop the borrower’s legal representative / borrower new credit card joint disciplinary rights measures.

24. Other matters of the Statement and commitment of the Borrower:    O Article 12 Advance loan collection or r factory

1. During the loan, the borrower or the guarantor (including, but not limited to, the guarantor or the mortgagor or pledgor, similarly hereinafter) in one of the following circumstances, the lender has the right to unilaterally decided to pay the borrower has not yet used the loan, and recover part or all of the loan principal and interest, installment repayment of loan, the lender to a loan according to the contract, other unexpired loan as early maturity:

(one) Providing false materials or concealing important business financial facts, submitting any certificates and documents and any statements and commitments in article 11 hereof shall be proved to be untrue, inaccurate, incomplete or intentionally misleading;

(two) Without the written consent of the lender, changing the original purpose of the loan, misappropriating the loan or engaging in illegal or illegal transactions with the loan;

(three) Using false contracts with related parties to discount or charge the lender with the creditor’s rights such as notes receivable and accounts receivable without actual trade background to credit the lender;

(four) Refusing to accept the lender’s supervision and inspection of the use of its credit funds and related business and financial activities;

(five) The merger, division, acquisition, reorganization, equity transfer, foreign investment, substantial increase

Debt financing and other major matters, the lender thinks that it may affect the safety of the loan;

(six) intentionally evading or abolishing the creditor’s rights of the lender through related party transactions;

(seven) The credit status deteriorated and the repayment ability (including contingent liabilities) is significantly weakened;

(eight) The affiliated enterprise of the borrower or the borrower and the affiliated enterprise of the guarantor or the guarantor occur as stipulated in Article 15 hereof;

(nine) The borrower fails to repay the principal and interest of the loan under this contract on schedule;

(10) The borrower stops to repay its debts or fails or indicates that it is unable to repay them due;

(11) The borrower closes business, closes business, is declared bankrupt, dissolved, has its business license revoked, has its financial condition deteriorated, etc.;

(12) The borrower fails to perform the obligations agreed in Article 10 and Article 13 hereof and other obligations agreed herein, or the guarantor fails to perform the obligations agreed in the guarantee contract; 、

(13) The value of the mortgaged property or pledged property used for security has been or may be significantly reduced, or the right to pledge must be cashed before the maturity of the loan;

(14) Abnormal change or disappearance of the legal representative of the borrower or the guarantor, major investors, directors, supervisors or senior management personnel or being investigated or restricted by judicial authorities according to law has or may affect the performance of obligations hereunder;

(15) the borrower / guarantor or the controlling shareholder, actual controller of the borrower / guarantor or its affiliates are involved in major litigation, arbitration or other disputes, or its material assets are sealed up, frozen, withheld, enforced or taken other measures with similar effect, which may endanger or damage the rights and interests of the Lender;

(XVI) Events otherwise agreed herein, or according to the withdrawal of the borrower’s funds, or other events that endanger or endanger or may endanger or damage the rights and interests of the Lender.

two, In case of the above loan collection in advance, the lender shall unilaterally decide whether to grant a certain grace period to the borrower according to the borrower’s production and operation, financial position and capital withdrawal. If the lender gives the grace period to the borrower, if the borrower still fails to take remedial measures within the grace period or the remedial measures do not meet the requirements of the lender, the lender shall have the right to unilaterally decide to collect the loan in advance; the lender may also directly decide to collect the loan in advance without giving the grace period to the borrower.

three, When receiving the loan in advance, the lender shall have the right to take corresponding measures in accordance with paragraph 2 of Article 14 hereof.

Article 13 The obligations of the borrower to disclose major transactions and major events to the lender one, The Borrower shall promptly report in writing to the Lender on the major transactions and major events occurred by the Borrower.

two, If the Borrower is a Group Customer, the Borrower shall promptly report to the lender related transactions of more than 10% of the net assets, including but not limited to:

(one) The association of the parties to the transaction;

(two) Transaction items and the nature of the transaction;

(three) The amount or the corresponding proportion of the transaction;

(four) Pricing policy (including transactions)• with no amount or only a nominal amount

3. If the basic conditions of the contract have a major change unforeseen at the signing of the contract and does not belong to the commercial risk, and need renegotiation, the lender shall be timely notified within three working days after the occurrence of the change.

Article 14 Liability for breach of contract Coinage’

one, After this Contract comes into force, both the borrower and the Lender shall perform the obligations agreed herein. If either party fails to perform or does not fully perform the obligations agreed herein, it shall bear the corresponding liabilities for breach of contract.

two, The borrower fails to use the loan according to the purpose agreed herein and fails to support the loan funds in the agreed way

In case of the failure to comply with the statement and commitments, the distortion of the loan application documents, the agreed financial indicators, the occurrence, material cross-default event and other failure to perform any of the provisions of the contract, the lender has the right to take one or more of the following measures: Bo:”

(one) Request a time limit to the positive default;

(two) Stop the issuance of loans not issued under this contract, and stop the unpaid payment under this contract Loan funds;                           ,

(three) The borrower is required to provide supplementary payment and payment conditions of the loan in accordance with the requirements of the lender . Use loans by means of “independent payment”; f                              –

(four) Unilateral decision on the early maturity of all or part of the debt;

(five)To unilaterally terminate or rescind this Contract, require the borrower to pay off the principal and interest, and pay or compensate for the relevant losses;

(six) If the loan is overdue, the borrower is required to pay the overdue interest; if the borrower misapproprithe loan

The borrower pays the misappropriation penalty interest; requires the borrower to pay the unpaid interest (including the interest before and after the maturity of the loan, misappropriation penalty and overdue penalty interest); ；« ,

(seven) Request the borrower to add or replace the guarantor, collateral, pledge / pledge rights;

(eight) Implement or realize any right under a security for the loan;

(nine) Without the judicial proceedings to deduct money directly from any account of the borrower with the Lender and all branches and subsidiaries of Industrial Bank, Or entrust the borrower’s account opening bank to deduct the money from its account, Including but not limited to the principal and interest of the loan (including principal, interest, penalty interest and compound interest), liquidated damages, damages, expenses for the lender to realize the creditor’s right, etc., The borrower agrees that the lender has the right to determine the specific order of deduction, If the currency of the money in the account is inconsistent with the currency borrowed, The lender shall have the right to convert into the currency of the loan according to the central parity published by the lender on the day of deduction; Any account agreed in this paragraph involves financial products or structured deposit products, The lender has the right to directly initiate the relevant product redemption application or take other necessary measures, To ensure that the lender smoothly deduct the above payments;

(10) Filing a lawsuit, arbitration or applying to a notary office for the issuance of an execution certificate to require the borrower to pay off

The principal and interest of the loan, and the expenses for the realization of the creditor’s right shall be borne by the borrower;

(11) The lender has the right to seize or lien or other appropriate measures against any personal or real property, tangible property or intangible property under the control and possession of the lender or the lender;

(12) the lender shall have the right to the borrower default breach information to the people’s bank of China and established or approved credit bureaus and credit reporting system, or banking association, banking supervision institutions or other administrative / judicial / supervisory departments and establish or approved information management system or the news media to submit and disclose, at the same time, adopt or jointly with other banking financial institutions cut or stop credit, stop opening a new settlement account, stop the borrower’s legal representative / borrower new credit card joint disciplinary protection measures;

(13) Other measures as stipulated by laws and regulations or agreed herein or deemed appropriate by the Lender.

3. If the lender fails to provide the loan on the agreed date and amount under the preconditions and the payment of the loan funds agreed herein, thus causing the losses of the borrower, the lender shall compensate the borrower for the direct economic losses caused thereby. In any event, the Lender shall not be liable for any foreseeable or unforeseeable indirect loss thereby incurred by the Borrower.

Iv. During the performance of this Contract, the lender shall not be liable for the incorrect entrusted payment of the lender due to the untrue, inaccurate, incomplete materials provided by the borrower or other defects, or the borrower violates the contract or causes other losses.

five, The Lender shall not be liable for any loan or payment dispute or other losses caused by the freezing of the loan issuance account or payment object account agreed herein or other reasons.

six, The guarantor under this contract (i. e., guarantor, mortgagor, pledgor) has the following reasons

The payer shall have the right to take the measures in accordance with paragraph 2 of this article:                                ；

(one)The guarantor fails to perform the provisions of the guaranty contract, or its credit standing deteriorates, or any other guarantee ability weakens;

(two)The mortgagor fails to perform the provisions of the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may or has been significantly reduced, or other events to the mortgage right of the lender;

(three) The pledgor fails to perform the provisions of the pledge contract, or the value of the pledge has or may be significantly reduced, or the right to pledge it must be cashed before the repayment of the loan, or other events that damage the pledge right of the lender.

Article 15 Cross–over–breach of contract

Any of the following circumstances of the borrower or the affiliated enterprise of the borrower or the affiliated enterprise of the guarantor or the guarantor shall be deemed as the simultaneous breach of this contract by the borrower, and the lender shall have the right to collect the loan in advance according to Article 12 hereof and require the borrower to bear the liability for breach of contract in accordance with Article 14 hereof:

(one) Any borrowing, financing or debt that occurs or may default or is declared to mature prematurely;

(two) Any security or similar obligations are not performed, or the possibility of such failure exists;

(three) Failure to perform or breach of legal documents or contracts concerning the debt guarantee and other similar obligations, or the possibility of nonperformance or breach;

(four)Failure or imminent to repay due debt or due borrowing / financing;

(five)Be declared or about to be declared bankrupt after legal proceedings;

(six) Transfer of their assets or property to other creditors;

(seven) Other circumstances that endanger the safety of the principal and interest of the loan under this contract.

Article 16 Continuity of the obligations

All obligations of the Borrower under this Contract shall be continuous and fully and equally binding on its successors, agents, receiver, assigns and their subjects after merger, reorganization, and name change.

Article 17: accelerated maturity of principal and interest

The borrower agrees that, once the borrower fails to perform the article 11 of the statement and commitments, or the borrower fails to perform any of the obligations under the contract, the lender shall have the right to decide the borrower to the other lender, any obligation including under the loan due and not due all the principal and interest (including penalty and compound interest) repay the principal will expire.                                ’

Article 18 Subrogation right

The Borrower hereby specifically states that, Whether the lender’s claim is due or not, The borrower’s claim or related to the limitation of action or the failure to declare the bankruptcy claim in time, Or if the borrower defaults or the borrower fails to repay the advances of the lender (including but limited to the principal, interest and expenses, etc.) affecting the realization of the claims of the lender, For the Borrower: any claims, accounts receivable and other property interests against third parties and slave rights related to the aforementioned rights, Each lender has the right to exercise subrogation, Including but not limited to subrogation to the borrower to perform to the borrower, report to the bankruptcy administrator or do other necessary acts, The borrower waives all defenses.

Article 19 Application of law, jurisdiction and dispute resolution an ancient type of spoon,

one, The laws of the note, effect, performance, termination, interpretation and dispute settlement of the Contract shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong Special Region, Macao Special Administrative Region and Taiwan Region).

two, Any dispute arising from this Contract shall be settled by the Borrower and the Lender through friendly negotiation, the parties agree to settle it in

Section (II) below:

(1) Bring a lawsuit to the people’s court in which the lender has his domicile.

(II) To                                           If the arbitration commission applies for arbitration, it shall apply

The arbitration committee shall settle the dispute in effect at the time of arbitration. Within the scope permitted by the arbitration rules, both parties agree to choose summary procedure for trial. The decision is final, and the venue of the arbitration tribunal binding on both parties is chosen in Xiamen                                                                open a court session.

(Reference) Other methods:                                                               . three, During the period of the dispute, the provisions of this contract that do not involve the disputed part shall still be performed.

Article 20 Transactions, communications and notices of documents

I. The Borrower agrees and confirms the following addresses as notices under this Contract and relevant legal documents such as litigation (secondary planting) and notarization in case of dispute (including but not limited to various notices and documents of the contracting parties; the complaint (or application for arbitration) served by the court or arbitration tribunal, evidence, summons, notice of response

Notice of proof, Notice of hearing, order of payment, judgment (decision), order, conciliation statement, notice of execution, notice of execution of the deadline, and other litigation or arbitration proceedings, realization of the real right of security and legal documents of the execution stage; All kinds of notices and legal documents) served by the notary office, And further agree that the lender, notary offices, courts and other judicial organs and other notices and legal documents shall have the right to choose paper or electronic service, among, Electronic service methods include but are not limited to E-mail, China Trial Process Information Disclosure Network, national unified service platform, local or specialized court network service platform, electronic network platform of the delivery person, electronic APP, etc.:

(I) Address of the Borrower:

1. Name of Borrower: Xiamen Pupu Culture Co., Ltd

Address of Borrower: Unit 836, No.5 mucuo Road, Huli District, Xiamen city

:

zip code:	361000;	contact number;’	[*]；

contacts	Chen Xun”	.

2.	Specify the recipient name (if any): L ;

Agent Address:	_ Adventitia __________________________

zip code:/	; contact number:	/	________________________

(II) The Borrower agrees and confirms that any of the following electronic mailing addresses is also a valid service address:

1.	Fax received, number: –M2 L Z

2. Email, Address:	/ ___________________________________

3.	Mobile phone SMS, receiving number:
[*] ___________________________；

4.	Wechat, wechat number: / ；

5. QQ received, number:	/ __________________________________；

6.	Other electronic mailing addresses:
/ __________________________________o

two, The application period of the service address agreed in paragraph 1 of this article shall include the non-litigation stage and all stages of the first trial, the second trial, the retrial, the execution, the realization of the real right of security, the supervision procedure and the notarization of the compulsory execution of the dispute after the litigation procedure. If there is any change of the above service address, the borrower shall notify the lender in writing in advance (it shall notify the arbitration tribunal or the court in writing in advance during the litigation or arbitration period, and notify the original notary office in writing) to re–confirm the service address and obtain the receipt. If there is no notice in advance, it shall be deemed that it has not been changed, and the corresponding legal consequences shall be borne by the borrower. The address of service agreed in paragraph 1 of this Article shall still be regarded as the valid service address.

Any document, communication, notice and legal document, provided, in accordance with any of the provisions of paragraph 1 of this article

The address shall be deemed to be served on the following dates (service to the designated receiver shall be deemed to be served on himself):

(one) Mail (including express mail, plain mail, registered mail) to the fifth place after the date of mailing

Working days shall be regarded as the date of delivery; .

(two) Fax, E–mail, mobile phone SMS, WeChat, QQ or other electronic communication address, the date of delivery shall be regarded as the date of delivery;

(three) Special delivery, the day of the recipient signed as the day of delivery. If the recipient refuses to accept the service, the recipient may record the service process by means of photos and video recordings, and detain the document, which shall also be deemed to have been served.

four, If the service address provided or confirmed by the borrower is inaccurate or untrue, or the change of the service address fails to timely notify the other party, the arbitration institution, the people’s court and the notary office, the borrower shall bear the consequences of the corresponding legal salary and shall be deemed to have been effectively served:

(one) In case of service by mail, the date of return of the document shall be regarded as the date of service;                   X

(two) If the special person delivers the law, the date on which the delivery person records the case on the service receipt on the spot shall be the date of service;

(three) In case of electronic delivery, the date of delivery shall be the date of delivery.

five, The lender shall serve at the address of the domicile specified in the contract. Where the Lender sends a notice on its website, online banking, telephone banking or branch, it shall be deemed to be served on the date of the announcement.

0. Under no circumstances shall the Lender bear any responsibility for any transmission error, omission or delay in the mail, fax, telephone or any other communication system.

six, The parties agree that the official seals of the party, office seal, financial seal, contract seal, receiving and receiving seal and the credit business seal of the lender are all valid seals for the notice or contact of the parties, service of legal documents and correspondence. All the staff of the borrower unit shall have the right to sign the document exchange, communication and notification.

seven, This treaty is an independent clause in the contract and shall not be subject to this contract and other provisions of the contract influence of.                           ’

Article 21 Validity of contracts and other matters •

one, This contract shall come into force on the date of signature or seal by the parties.

two, During the term of this contract, the lender to the borrower and the guarantor any tolerance, grace or delay the exercise of the rights and interests under this contract, will not damage, influence or limit the lender according to the relevant laws and all rights and rights, shall not be regarded as the lender waiver of the rights and interests under this contract, also does not affect any obligations of the borrower under this contract.

three, If the performance of the lending obligations as agreed herein does not comply with the laws, regulations or regulatory requirements due to the change of national laws, regulations or regulatory policies, the Lender has the right to unilaterally terminate the Contract and declare that all the loans already issued are due in advance, and the Borrower shall repay the loan immediately as required by the Lender. If the Lender is unable to perform or cannot perform according to the contract due to such reasons, the Lender shall not bear any legal liability.

four, Not delivered on time due to force majeure, communication or network failure, Lender system failure, etc

For the loan or payment, the lender shall not assume any responsibility, but shall promptly notify the borrower.

five, The lender shall have the right to authorize according to the management needs or entrust other branch to perform the rights and obligations under this contract (including but not limited to authorized or entrust other branch, related contract, etc.), or the loan under this contract other branch to undertake management, the borrower, the lender without the consent of the borrower.

six, The Borrower agrees that the lender has the right to unilaterally reduce or cancel the unused amount of the loan hereunder according to the production and operation situation, repayment situation and other credit granting situation of financial institutions and other factors. If the lender decides to reduce or cancel, it shall notify the borrower five working days in advance, but the consent of the borrower is not obtained without the borrower seven, If, at any time, any provision of this Contract is in any respect or becomes illegal, invalid or unenforceable, the legality, validity or enforceability of the other provisions of this Contract shall not be affected or impaired.

eight, Lender has paid special attention to the borrower signing the contract “important sign” content, the borrower has all the rights and obligations of the contract terms and “important sign” read and fully and fully, accurate understanding, the lender has to the applicant for relevant terms and personal information processing rules to fully explanation and explanation, the understanding of the terms of this contract, no objection to the contract content.

nine, The subheading of this Contract is added for ease of reading only and shall not be used for the interpretation of this Contract or for any other purpose.

X. The appendix hereto is an integral part of this Contract and shall have the same legal effect as the text of this Contract.

Xi. This contract is made in one copy, with the lender holding two copies and one copy held by the borrower,

/ Hold / copy, with the same legal effect.

Article 22 Notarization and voluntary acceptance of compulsory execution one, If either party of this contract requests notarization, the other party agrees to provide y certificate to the notary office stipulated by the state as required by the other party.

two, For the compulsory execution of the contract has the execution effect, the borrower fails to perform or inappropriate debt or the laws and regulations, the lender of creditor’s rights, borrow, money agreed to the lender to the notary public application for the execution certificate, the borrower voluntarily accept the lender with the execution certificate to the jurisdiction of the enforcement measures, aware of the corresponding legal consequences, the borrower promises not to raise any objection or defense.

three, The parties agree: before the execution certificate, shall have the right to according to the “file, communication and notice” terms of this contract, adopt, mail, telephone, fax, email, SMS, WeChat, QQ, personnel delivery and interview in any one or more ways to the borrower fails to perform or inappropriate performance of the debt related default facts. For verification by telephone or interview, the service shall be made by mail, fax, E-mail, mobile phone SMS, WeChat, QQ, and special person delivery, etc.: “Document exchange, communication and notification” on the date of delivery.

Iv. If the borrower has any objection to the fact of default verified by the above payment, it shall, within five working days from the date of service, provide written evidence to the notary office and provide sufficient evidence. If the borrower fails to provide evidence on time or the notary office considers that the evidence is insufficient to support its claim, it shall be deemed that the borrower confirms the relevant default facts such as failure or improper performance of the debt, and agrees that the notary office shall apply for the issuance of the execution certificate according to the lender. If the notary office has other provisions on the method of verification and the period of proof presentation, the provisions of the notary office shall be followed.

Article 23 Supplementary clause

On the